EXHIBIT 99.1

           WILD OATS MARKETS, INC. REPORTS THIRD QUARTER 2005 RESULTS

          Continued top-line momentum drives substantial profitability improvement over 2004

         BOULDER, Colo., November 4 / PRNewswire / -- Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced financial results for the third quarter and nine months ended October 1, 2005.

HIGHLIGHTS

  THIRD QUARTER RESULTS:

  o   The Company reported an 11.1 percent net sales increase to $278.5 million.
  o   Comparable store sales increased 6.1 percent.
  o   Net income was $0.00 per diluted share.
  o   Adjusted EBITDA was $8.2 million versus $1.0 million last year.
  o   Store contribution increased $7.7 million, or 70.6 percent over last year.
  o Wild Oats opened one new Henry's store in Glendale, Ariz. and completed the major remodeling of two San Diego area Henry's stores in the quarter.

Financial Results

         Net sales in the third quarter of 2005 were $278.5 million, up 11.1 percent compared with $250.7 million in the third quarter of 2004. The sales gain was driven by continued strong comparable store sales and total square footage growth of 8.0 percent, as the Company ended the quarter with 2.56 million square feet. Continued strong comparable store sales, as well as the addition of five new stores, two relocated stores and two major remodels in the first nine months of 2005 helped drive the increase in net sales. Year-to-date 2005 net sales were $841.2 million, a 9.8 percent increase compared to $766.2 million in the same period last year.

         Comparable store sales in the third quarter of 2005 increased 6.1 percent over the same period in 2004. Comparable store sales for the first nine months of 2005 increased 3.7 percent compared to the first nine months of 2004. During the second quarter of this year, the Company lapped the final quarter of difficult comparisons to a year ago when it benefited from the Southern California strike against the conventional grocery retailers. Excluding the strike-affected stores, comparable store sales were 8.8 percent and 7.9 percent during the third quarter and first nine months of 2005, respectively. The Company expects comparable store sales for the full year, for all stores, to be at the high end of its previous guidance range of 3.0 percent to 4.0 percent.

         "Our sales have continued to gain momentum and accelerated in the third quarter," said Perry D. Odak, President and Chief Executive Officer of Wild Oats Markets, Inc. "With the new merchandising programs we introduced, continued growth in our Wild Oats branded products and improved operational execution, we expect to finish the year with strong top-line results. Additionally, we continue to improve our ability to strike a balance between sales, promotion and gross margin. And, as a result, we are raising our estimates for EPS and EBITDA for the year."

         Net income for the third quarter of 2005 was $82,000, or $0.00 per diluted share, compared with a net loss of $7.1 million, or $0.25 per diluted share in the same period last year. The improvements relative to the prior year were due to stronger sales and a 150-basis-point improvement in gross margin. The net loss for the first nine months of 2005 was $148,000, or $0.01 per diluted share, compared with a net loss of $5.3 million, or $0.18 per diluted share, in the first nine months of 2004. As a result of progress to date in achieving profitability gains, Wild Oats Markets is increasing its guidance for its full-year 2005 EPS to be in the $0.04 to $0.07 per share range from previous guidance of $0.02 to $0.04 per share.

         Net income in the third quarter of 2005 was negatively affected by several items totaling $0.3 million, or $0.01 per share. Included was $0.2 million related to Hurricane Katrina losses and $0.1 million in restructuring-related charges. Net income in the first nine months of 2005 was negatively impacted by several items totaling $4.4 million or $0.15 per share. Included was $3.0 million related to asset write-offs, restructuring charges and accelerated depreciation for the closure or relocation of facilities. Also included were $0.6 million related to the March 2005 lease restatement, $0.6 million related to the refinancing of the Company's credit facility, and the aforementioned Hurricane Katrina losses. Net income in the first nine months of 2004 was adversely affected by $7.0 million, or $0.15 per share, in restructuring-related charges, as well as costs to correct the Company's 401(k) retirement plan.

         Adjusted EBITDA in the third quarter of 2005 was up significantly to $8.2 million compared to $1.0 million in the prior year third quarter (please refer to the attached reconciliation of non-GAAP Financial Information schedule). For the first nine months of 2005, the Company generated Adjusted EBITDA of $28.1 million, up 40.6 percent compared with $20.0 million in the same period last year. The Company is increasing its guidance for its full-year 2005 Adjusted EBITDA to be in the $37.5 million to $38.5 million range from that previously given of $36 million to $37 million.

         Wild Oats reported gross profit of $80.7 million in the third quarter of 2005, a 17.3 percent increase compared with $68.8 million in the third quarter of 2004. As a percent of sales, gross profit improved by 150 basis points to 29.0 percent in the third quarter of 2005 compared with 27.5 percent in the third quarter last year. The strong improvement in gross margin is primarily due to the Company's ability to strike a balance between sales and promotional activity, and its implementation of new merchandising initiatives focused on improving margins. With these new initiatives, the Company anticipates gross margins to be close to 30.0 percent on a run-rate basis by the end of 2005. Wild Oats generated a 10.9 percent increase in gross profit to $243.6 million, or 29.0 percent of sales, in the first nine months of 2005 compared with $219.7 million, or 28.7 percent of sales, in the comparable period last year.

         Direct store expenses in the third quarter of 2005 were $62.1 million, or 22.3 percent of sales, compared with $57.9 million, or 23.1 percent of sales, in the third quarter of 2004. This improvement in direct store expenses as a percent of sales is primarily due to leveraging payroll and the related taxes along with the stabilization of health care costs. In the first nine months of 2005, direct store expenses were $183.2 million, or 21.8 percent of sales, compared with $171.2 million, or 22.3 percent of sales, in the first nine months of 2004. The year-over-year improvement as a percent of sales is primarily attributable to leveraging payroll and self-insurance expenses relative to last year. For the full year, the Company expects direct store expenses as a percent of sales to be improved relative to 2004.

         Higher sales, improved gross margins and better direct store expense leverage in the third quarter of 2005 resulted in a substantially higher store contribution of $18.7 million, a 70.6 percent increase, compared with $10.9 million in last year's third quarter. As a percent of sales, store contribution grew to 6.7 percent in the third quarter of this year, compared with 4.4 percent in the same period in 2004. Store contribution in the first nine months of 2005 was $60.4 million, or 7.2 percent of sales, a 24.6 percent increase, compared with $48.5 million, or 6.3 percent of sales, in the same period last year.

         Selling, general and administrative (SG&A) expenses in the third quarter of 2005 were $16.6 million, or 6.0 percent of sales, compared to $15.5 million, or 6.2 percent of sales, in the prior year third quarter. SG&A as a percent of sales improved through leveraging sales, which offset accrued corporate and regional level bonus plan expenses. SG&A expenses in the first nine months of 2005 were $48.9 million, or 5.8 percent of sales, compared with $45.5 million, or 5.9 percent of sales in the same period last year. For the full year, the Company expects SG&A as a percent of sales to be slightly improved compared to 2004.

         Since the beginning of the year, the sum of cash, cash equivalents and short-term investments increased by $9.6 million to $51.4 million. Capital expenditures were $19.2 million in the first nine months of 2005, compared to $41.5 million in the same period last year. The Company expects full-year capital expenditures to be in the $28.0 million to $32.0 million range.

BUSINESS DEVELOPMENTS

         Wild Oats Markets opened one new Henry's store in Glendale, Ariz. in the third quarter. Thus far in the fourth quarter, the Company has already opened its eighth and final store for 2005, a Henry's store in Rancho Cucamonga, Calif. Previously the Company had estimated it would open nine new stores in 2005; however, one Henry's store in the Phoenix market has been delayed into 2006. Currently Wild Oats has 16 leases or letters of intent signed for new stores opening in 2006 and 2007. The Company also completed the major remodeling of two older San Diego Henry's stores in July. Thus far in the fourth quarter, Wild Oats completed the major remodeling of stores in West Hartford, Conn. and Evanston, Ill., bringing its total number of major remodels for the year to four.

         Company management will host a conference call and webcast with financial analysts and investors on Friday, November 4, 2005 at 8:00 a.m. Mountain time (10:00 a.m. Eastern time) to discuss financial results for the third quarter and first nine months ended October 1, 2005. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats third quarter earnings conference call" or reference conference ID number 1514202 to be placed into the conference. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoats.com. A replay of the conference call will be available until midnight on November 11, 2005 by dialing (800) 642-1687, domestically, or (706) 645-9291 from outside the U.S. and referencing the conference ID number listed above. The conference call will also be archived on the Company's website.

USE OF NON-GAAP FINANCIAL MEASURES

         Wild Oats believes the attached supplemental presentation of EBITDA and Adjusted EBITDA calculations provide meaningful non-GAAP financial measures to help management and investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events as determined by management. Readers are cautioned not to view EBITDA or Adjusted EBITDA as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP net income (loss) results to EBITDA and Adjusted EBITDA for the third quarters and first nine months of 2005 and 2004, respectively, contained below.

ABOUT WILD OATS

         Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1 billion in annual sales, the Company currently operates 113 natural foods stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Farmers Markets, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.

RISK FACTORS AND UNCERTAINTIES

         This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward-looking statements include: the number of stores the Company plans to open, remodel and relocate in the future, and the anticipated performance of such new stores; the impact of changes in the Company's merchandising and marketing programs; expected future comparable store sales, revenues and earnings per share, and future financial measures and prospects for favorable growth and performance.

         The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to: the number of stores opened, closed, remodeled or relocated; the Company's ability to execute, and the results of merchandising and marketing programs; the impact of competition and other factors as are set forth in the Company's SEC filings, including the Annual Report on Form 10-K, as amended, for the fiscal year ended January 1, 2005 and the Company's quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

         The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(unaudited)

--------------------------------------------------------------------------------

                                                                            THREE MONTHS ENDED
                                                      -------------------------------------------------------------
                                                                OCTOBER 1,                    SEPTEMBER 25,
                                                                  2005                            2004
                                                      -----------------------------   -----------------------------
Sales                                                 $     278,522           100.0%  $     250,739           100.0%
Cost of goods sold and occupancy costs                      197,785            71.0%        181,911            72.5%
                                                      -------------                   -------------
    Gross profit                                             80,737            29.0%         68,828            27.5%
Direct store expenses                                        62,086            22.3%         57,898            23.1%
                                                      -------------                   -------------
    Store contribution                                       18,651             6.7%         10,930             4.4%
  Selling, general, and administrative expenses              16,644             6.0%         15,517             6.2%
  Loss on disposal of assets, net                                43             0.0%            192             0.1%
  Pre-opening expenses                                          325             0.1%          1,731             0.7%
  Restructuring and asset impairment charges, net                51             0.0%          1,944             0.8%
                                                      -------------                   -------------
    Income (loss) from operations                             1,588             0.6%         (8,454)           -3.4%

Loss on early extinguishment of debt                              -             0.0%              -             0.0%
Interest income                                                 451             0.2%            370             0.1%
Interest expense                                             (1,784)           -0.6%         (1,944)           -0.8%
                                                      -------------                   -------------
      Income (loss) before income taxes                         255             0.1%        (10,028)           -4.0%
      Income tax expense (benefit)                              173             0.1%         (2,976)           -1.2%
                                                      -------------                   -------------
        Net income (loss)                             $          82             0.0%  $      (7,052)           -2.8%
                                                      =============                   =============

                                                      -------------                   -------------
Basic net income (loss) per common share              $        0.00                   $       (0.25)
                                                      =============                   =============

                                                      -------------                   -------------

                                                      =============                   =============
Weighted average number of
   common shares outstanding                                 28,928                          28,458
                                                      =============                   =============

                                                      -------------                   -------------
Diluted net income (loss) per common share            $        0.00                   $       (0.25)
                                                      =============                   =============

                                                      -------------                   -------------
Weighted average number of
 common shares outstanding, assuming dilution                29,694                          28,458
                                                      =============                   =============

                                                                           NINE MONTHS ENDED
                                                      -------------------------------------------------------------
                                                               OCTOBER 1,                      SEPTEMBER 25,
                                                                  2005                             2004
                                                      -----------------------------   -----------------------------
Sales                                                 $     841,209           100.0%  $     766,231           100.0%
Cost of goods sold and occupancy costs                      597,657            71.0%        546,563            71.3%
                                                      -------------                   -------------
    Gross profit                                            243,552            29.0%        219,668            28.7%
Direct store expenses                                       183,181            21.8%        171,212            22.3%
                                                      -------------                   -------------
    Store contribution                                       60,371             7.2%         48,456             6.3%
  Selling, general, and administrative expenses              48,885             5.8%         45,456             5.9%
  Loss on disposal of assets, net                                87             0.0%            123             0.0%
  Pre-opening expenses                                        3,022             0.4%          4,312             0.6%
  Restructuring and asset impairment charges, net             2,511             0.3%          2,079             0.3%
                                                      -------------                   -------------
    Income (loss) from operations                             5,866             0.7%         (3,514)           -0.5%

Loss on early extinguishment of debt                           (559)           -0.1%              -             0.0%
Interest income                                               1,136             0.1%            778             0.1%
Interest expense                                             (6,095)           -0.7%         (4,285)           -0.6%
                                                      -------------                   -------------
      Income (loss) before income taxes                         348             0.0%         (7,021)           -0.9%
      Income tax expense (benefit)                              496             0.1%         (1,707)           -0.2%
                                                      -------------                   -------------
        Net income (loss)                             $        (148)            0.0%  $      (5,314)           -0.7%
                                                      =============                   =============

                                                      -------------                   -------------
Basic net income (loss) per common share              $       (0.01)                  $       (0.18)
                                                      =============                   =============

                                                      -------------                   -------------

                                                      =============                   =============
Weighted average number of
   common shares outstanding                                 28,717                          29,480
                                                      =============                   =============

                                                      -------------                   -------------
Diluted net income (loss) per common share            $       (0.01)                  $       (0.18)
                                                      =============                   =============

                                                      -------------                   -------------
Weighted average number of
 common shares outstanding, assuming dilution                28,717                          29,480
                                                      =============                   =============

Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation.

WILD OATS MARKETS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

--------------------------------------------------------------------------------

                                                                           OCTOBER 1,       JANUARY 1,
                                                                             2005             2005
                                                                         -------------    -------------
                                                                          (unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents                                              $      51,373    $      30,671
  Short-term investments                                                             -           11,144
  Inventories (net of reserves of $909 and $815, respectively)                  59,819           54,960
  Accounts receivable (net of allowance for doubtful accounts
   of $192 and $153, respectively)                                               3,400            3,860
  Prepaid expenses and other current assets                                      5,811            5,741
  Current deferred tax asset                                                       258                -
                                                                         -------------    -------------
    Total current assets                                                       120,661          106,376

Property and equipment, net                                                    176,655          177,830
Goodwill, net                                                                  105,124          106,084
Other intangible assets, net                                                     6,193            6,491
Deposits and other assets                                                        6,137            8,361
Deferred tax asset                                                                   -              418
                                                                         -------------    -------------
      Total assets                                                       $     414,770    $     405,560
                                                                         =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                       $      56,443    $      54,428
  Book overdraft                                                                21,728           23,325
  Accrued liabilities                                                           54,265           53,154
  Current portion of debt, capital Leases, and financing obligations               628              405
                                                                         -------------    -------------
    Total current liabilities                                                  133,064          131,312

Long-term debt, capital leases and financing obligations                       148,296          148,675
Other long-term obligations                                                     27,390           24,472
                                                                         -------------    -------------
      Total liabilities                                                        308,750          304,459
                                                                         -------------    -------------

Stockholders' equity:
  Preferred stock, $.001 par value; 5,000,000
   shares authorized; no shares issued and  outstanding                              -                -
  Common stock; $0.001 par value; 60,000,000 shares authorized,
   31,008,782 and 30,466,701 shares issued; 29,030,982
   and 28,488,901 outstanding, respectively                                         31               30
  Treasury stock, at cost: 1,977,800 shares as of October 1, 2005 and
   January 1, 2005                                                             (24,999)         (24,999)
  Additional paid-in capital                                                   226,274          221,029
  Note receivable, related party                                               (11,889)         (11,416)
  Accumulated deficit                                                          (84,657)         (84,509)
  Accumulated other comprehensive income                                         1,260              966
                                                                         -------------    -------------
    Total stockholders' equity                                                 106,020          101,101
                                                                         -------------    -------------
      Total liabilities and stockholders' equity                         $     414,770    $     405,560
                                                                         =============    =============

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per-share amounts)
(Unaudited)

--------------------------------------------------------------------------------

                                                                               NINE MONTHS ENDED
                                                                         -----------------------------
                                                                           OCTOBER 1,    SEPTEMBER 25,
                                                                              2005           2004
                                                                         -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                               $        (148)  $      (5,314)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
    Depreciation and amortization                                               19,635          21,289
    Loss on disposal of property and equipment                                      87             123
    Deferred tax expense (benefit)                                                 223          (2,386)
    Restructuring and asset impairment charges, net                              2,511           2,079
    Interest on related party receivable                                          (473)           (447)
    Stock based compensation                                                       383             539
    Income tax benefit from stock based compensation                                 -             519
    Accretion on debt issuance costs                                                96             277
    Loss on early extinguishment of debt                                           559               -
  Change in assets and liabilities, net                                          2,461           6,487
                                                                         -------------   -------------
       Net cash provided by operating activities                                25,334          23,166

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                         (19,182)        (41,540)
  Purchase of short-term investments                                                 -         (26,299)
  Proceeds from the sale of short-term investments                              11,122               -
  Proceeds from sale of property and equipment                                      58             988
                                                                         -------------   -------------
       Net cash used in investing activities                                    (8,002)        (66,851)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net repayments under line-of-credit                                                -         (30,179)
  Net decrease in book overdraft                                                (1,597)         (5,193)
  Proceeds from long-term debt                                                       -         115,150
  Purchase of treasury stock                                                         -         (24,999)
  Payment of debt issuance costs                                                     -          (3,866)
  Repayments on notes payable, long-term debt and capitalized leases              (156)           (148)
  Proceeds from issuance of common stock, net                                    4,863           3,420
                                                                         -------------   -------------
       Net cash provided by financing activities                                 3,110          54,185
Effect of exchange rate changes on cash                                            260             168
                                                                         -------------   -------------
Net increase in cash and cash equivalents                                       20,702          10,668
Cash and cash equivalents at beginning of period                                30,671          17,400
                                                                         -------------   -------------
Cash and cash equivalents at end of period                               $      51,373   $      28,068
                                                                         =============   =============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
       Equipment acquired through capital lease                          $         278   $         105
                                                                         =============   =============

Certain prior period information has been reclassified to conform to the current presentation.

WILD OATS MARKETS, INC.
RECONCILIATION OF NON GAAP FINANCIAL INFORMATION
(in thousands)
(unaudited)

--------------------------------------------------------------------------------

                                                           THREE MONTHS ENDED              NINE MONTHS ENDED
                                                     -----------------------------   -----------------------------
                                                       OCTOBER 1,    SEPTEMBER 25,     OCTOBER 1,    SEPTEMBER 25,
                                                         2005            2004            2005            2004
                                                     -------------   -------------   -------------   -------------
Net income (loss)                                    $          82   $      (7,052)  $        (148)  $      (5,314)
Interest expense, net of interest income                     1,333           1,574           4,959           3,507
Income tax expense (benefit)                                   173          (2,976)            496          (1,707)
Depreciation and amortization                                6,517           7,274          19,635          21,289
                                                     -------------   -------------   -------------   -------------
     EBITDA                                                  8,105          (1,180)         24,942          17,775
Loss on early extinguishment of debt                             -               -             559               -
Loss on asset disposals, net                                    43             192              87             123
Restructuring and asset impairment charges, net                 51           1,944           2,511           2,079
                                                     -------------   -------------   -------------   -------------
     Adjusted EBITDA*                                $       8,199   $         956   $      28,099   $      19,977
                                                     =============   =============   =============   =============

                                                     -------------   -------------   -------------   -------------
EBITDA as a percent of sales                                   2.9%          -0.5%             3.0%            2.3%
                                                     -------------   -------------   -------------   -------------

                                                     -------------   -------------   -------------   -------------
Adjusted EBITDA as a percent of sales                          2.9%            0.4%            3.3%            2.6%
                                                     -------------   -------------   -------------   -------------

*Adjusted EBITDA is defined as Earnings Before Interest, Taxes, Depreciation and Amortization, Loss on early extinguishment of debt, Loss (gain) on asset disposals, net, and Restructuring and asset impairment charges (income), net